RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                              LASER PHOTONICS, INC.


         1. This Restated Certificate of Incorporation (the "Certificate") of LASER PHOTONICS, INC. (the "Corporation"), was duly adopted by the Board of Directors of the Corporation on May 15, 2000 and the stockholders of the Corporation on July 18, 2000, as set forth below, in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware. The original Certificate of Incorporation was filed on November 3, 1987.

         2. The following Restated Certificate of Incorporation was adopted on July 18, 2000 by the vote of the stockholders of the Corporation by in excess of 50% of the issued and outstanding shares of each class of the Corporation's capital stock entitled to vote thereon. The number of shares voted for the Restated Certificate of Incorporation was sufficient for approval.

         3. The text of the Certificate of Incorporation as amended or supplemented heretofore is hereby restated and further amended to read in its entirety as follows:

         FIRST:   The name of the corporation is PhotoMedex, Inc.

         SECOND: The address of the registered office of the Corporation in the State of Delaware shall be at Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware. The name and address of the Corporation's registered agent in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware.

         THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the General Corporation Law of the State of Delaware.

         FOURTH: 1. The total number of shares of stock which the Corporation shall have authority to issue is Fifty Million (50,000,000) shares, consisting of Fifty Million (50,000,000) shares of Common Stock, par value $0.01 per share (the "Common Stock").

         FIFTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, repeal, rescind, alter or amend in any respect the Bylaws of the Corporation (the "Bylaws").
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         SIXTH: The business and affairs of the Corporation shall be managed by and under the direction of the Board of Directors. The exact number of directors of the Corporation shall be determined from time to time by a Bylaw or Amendment thereto provided that the number of directors shall not be reduced to less than three (3), except that there need be only as many directors as there are stockholders in the event that the outstanding shares are held of record by fewer than three (3) stockholders.

         Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provided.

         SEVENTH: Each director shall serve until his successor is elected and qualified or until his death, resignation or removal; and no decrease in the authorized number of directors shall shorten the term of any incumbent director

         EIGHTH: Newly created directorships resulting from any increase in the number of directors, or any vacancies on the Board of Directors resulting from death, resignation, removal or other causes, shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been elected and qualified or until such director's death, resignation or removal, whichever first occurs.

         NINTH: Meetings of stockholders of the Corporation may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision of applicable law) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws.

         TENTH: The Corporation reserves the right to adopt, repeal, rescind, alter or amend in any respect any provision contained in this Certificate in the manner now or hereafter prescribed by applicable law, and all rights conferred on stockholders herein are granted subject to this reservation.

         ELEVENTH: No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law, or (d) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware General Corporation Law. Any repeal or modification of this Section by the stockholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

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         TWELFTH: No contract or other transaction of the Corporation with any other person, firm or corporation, or in which this corporation is interested, shall be affected or invalidated by: (a) the fact that any one or more of the directors or officers of the Corporation is interested in or is a director or officer of such other firm or corporation; or, (b) the fact that any director or officer of the Corporation, individually or jointly with others, may be a party to or may be interested in any such contract or transaction, so long as the contract or transaction is authorized, approved or ratified at a meeting of the Board of Directors by sufficient vote thereon by directors not interested therein, to which such fact of relationship or interest has been disclosed, or the contract or transaction has been approved or ratified by vote or written consent of the stockholders entitled to vote, to whom such fact of relationship or interest has been disclosed, or so long as the contract or transaction is fair and reasonable to the Corporation. Each person who may become a director or officer of the Corporation is hereby relieved from any liability that might otherwise arise by reason of his contracting with the Corporation for the benefit of himself or any firm or corporation in which he may in any way be interested.

                  IN WITNESS WHEREOF, Laser Photonics, Inc. has caused this Restated Certificate of Incorporation to be executed by its President as of this July 18, 2000.


                                         LASER PHOTONICS, INC.



                                         By: /S/ Jeffrey F. O'Donnell
                                             -----------------------------------
                                              Jeffrey F. O'Donnell, President

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